EXHIBIT 21

LIST OF SUBSIDIARIES OF TIMBERLINE RESOURCES CORPORATION

Timberline Drilling Inc., Idaho

World Wide Exploration, S.A. de C.V., Mexico

Small Mine Development, Inc., Delaware

Staccato Gold Resources Ltd., British Columbia, Canada

BH Minerals USA Inc., Colorado